Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Barbara K. Hembree
April 11, 2008		317.465.0445
		bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

2008 First Quarter Dividend

Indianapolis, IN—On April 11, 2008, the board of directors of the Federal Home Loan Bank of Indianapolis (FHLBI) declared a dividend on B-1 stock at an annualized rate of 5.25%. Additionally, B-2 stock will be paid at an annualized rate of 4.20%.

The dividend on both B-1 and B-2 stock will be paid in cash out of the FHLBI’s current earnings. The dividend covers the 91-day period commencing on December 31, 2007, and will be paid on April 21, 2008. The board of directors’ decision to pay this dividend in cash was based on overall capital planning considerations. Continued and expanded use of our products will generate earnings that are returned to the members in the form of dividends.

Net income increased to $43 million for the first quarter of 2008, compared to $27 million for the first quarter of 2007. This increase was primarily due to growth in assets combined with lower funding costs that resulted in wider spreads on our invested assets. This net income allowed us to continue building retained earnings while paying dividends to members. Retained earnings, net of accumulated other comprehensive income, increased to $213 million at March 31, 2008, compared to $196 million at December 31, 2007.

Total assets were $59 billion at March 31, 2008, an increase of $3 billion or 5%, compared to $56 billion at December 31, 2007. The FHLBI increased its advances outstanding, at par, to member financial institutions by $3 billion or 13% during the first quarter of 2008, for a balance of $30 billion at March 31, 2008. These increases were primarily the result of recent market conditions as the FHLBI responded to its members’ increased need for liquidity.

Other principal assets include mortgage-backed securities (MBS), Mortgage Purchase Program (MPP), and short-term investments. More than 99% of the FHLBI’s MBS were rated AAA/Aaa at March 31, 2008. The weighted average FICO® score and average loan-to-value ratio recorded at origination for conventional loans in the MPP portfolio at March 31, 2008, were 747 and 71%, respectively.

All amounts referenced as of and for the quarter ended March 31, 2008, are unaudited and subject to adjustment as the FHLBI finalizes its financial closing process.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov

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Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.